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                                                                   EXHIBIT 11.1


                      Ethyl Corporation and Subsidiaries
              Computation of basic and diluted earnings per share
             for the years ended December 31, 2000, 1999 and 1998
                    (In thousands except per share amounts)


                                               2000     1999     1998
                                             -------  -------  -------

Net income applicable to common stock (1)    $60,997  $55,297  $70,579
                                             =======  =======  =======
Average number of shares of common stock
outstanding (2,3)                             83,462   83,465   83,465
                                             =======  =======  =======

Basic and diluted earnings per share         $  0.73  $  0.66  $  0.85
                                             =======  =======  =======
Notes:

(1) In the periods presented, the Company had only one class of common stock outstanding.

(2) To determine the average number of shares of common stock and common stock equivalents, the average number of common shares and common stock equivalents outstanding (actual or assumed for equivalents) during each month were added together and the sum was then divided by 12.

(3) For diluted earnings per share, the shares issuable upon the assumed exercise of outstanding stock options would be 0 for each period.